UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2013

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other	Commission File Number	(I.R.S. Employer
Jurisdiction of		Identification
Incorporation or		Number)
Organization)

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 1.01. Entry into a Material Definitive Agreement.

On July 9, 2013, AmerisourceBergen Corporation (the “Company”) and its subsidiaries AmerisourceBergen Specialty Group Canada Corporation, Innomar Strategies Inc. and BP Pharmaceuticals Laboratories Company entered into a Third Amendment and Restatement Agreement, dated as of July 9, 2013 (the “Amendment Agreement”), to amend and restate its senior unsecured multi-currency revolving credit facility, dated as of March 18, 2011, as amended, among the Company, the borrowing subsidiaries party thereto, the financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Multi-Currency Revolving Credit Facility”).  The Multi-Currency Revolving Credit Facility was amended to, among other things, extend the maturity date of the facility to July 9, 2018, obtain more favorable pricing and increase the aggregate amount available for borrowings under the facility from $700 million to $1.4 billion.  A copy of the Amendment Agreement (including a copy of the Credit Agreement, as amended and restated, which is attached as Exhibit A thereto) is attached as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Interest on borrowings under the Multi-Currency Revolving Credit Facility accrues at specified rates based on the Company’s debt rating and ranges from 68 basis points to 130 basis points over the Canadian Dealer Offered Rate, the London Interbank Offered Rate, the Euro Interbank Offered Rate and the Bankers Acceptance Stamping Fee, as applicable, and 0 basis points to 30 basis points over the alternate base rate and Canadian prime rate, as applicable.  The Company pays facility fees to maintain the availability under the Multi-Currency Revolving Credit Facility at specified rates based on its debt rating, ranging from 7 basis points to 20 basis points, annually, of the total commitment.  The Company may choose to repay or reduce its commitments under the Multi-Currency Revolving Credit Facility at any time.  The Multi-Currency Revolving Credit Facility contains covenants, including compliance with a financial leverage ratio test, as well as others that impose limitations on, among other things, indebtedness of excluded subsidiaries and asset sales.  The Company may obtain letters of credit under the revolving facility up to a maximum amount of US$350 million. The amount of Company’s outstanding letters of credit reduces availability under the revolving facility. The Company may use the funds provided under the Multi-Currency Revolving Credit Facility for general corporate purposes, permitted investments and permitted acquisitions. The Multi-Currency Revolving Credit Facility contains customary events of default (which are in some cases subject to certain exceptions, thresholds and grace periods) including, but not limited to, nonpayment of principal and interest, failure to perform or observe covenants, breaches of representations and warranties and certain bankruptcy-related events.

Certain of the Lenders and their affiliates have various relationships with the Company and have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions and financial advisory services to the Company and its affiliates in the ordinary course of business for which they have received and may continue to receive customary fees and commissions. In particular, J.P. Morgan Securities LLC, an affiliate of JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Bank of America, N.A., and Wells Fargo Securities, LLC, an affiliate of Wells Fargo Bank, N.A., have served as joint book-running managers, and certain affiliates of the other Lenders have served as underwriters, in connection with past senior note offerings by the Company and such affiliates may serve similar roles in future securities offerings by the Company. In addition, certain of the Lenders serve various roles in connection with a $950 million receivables securitization facility to which the Company’s subsidiary, AmerisourceBergen Drug Corporation is a party and pursuant to which accounts receivable are sold on a revolving basis to a special purpose entity. The Bank of Tokyo-Mitsubishi UFJ, Ltd. serves as administrator and a purchaser under the program and Wells Fargo Bank, N.A. serves as a purchaser under the program. Certain of the other Lenders or their affiliates also serve as lenders or purchasers under the securitization facility.

The foregoing description of the Amendment Agreement and the Multi-Currency Revolving Credit Facility are qualified in their entirety by reference to the Third Amendment and Restatement Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference into this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Amendment  Agreement and the Multi-Currency Revolving Credit Facility is hereby incorporated by reference into this Item 2.03.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed as part of this report:

10.1                                     The Third Amendment and Restatement Agreement, dated as of July 9, 2013, among AmerisourceBergen Corporation, the borrowing subsidiaries party thereto, the financial institutions party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: July 12, 2013	By:	/s/ Tim G. Guttman
	Name:	Tim G. Guttman
	Title:	Senior Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1

The Third Amendment and Restatement Agreement, dated as of July 9, 2013, among AmerisourceBergen Corporation, the borrowing subsidiaries party thereto, the financial institutions party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.